Ruth's Chris Steak House, Inc. Updates Fiscal 2007 Guidance

-Offers Preliminary Outlook for 2008-

HEATHROW, Fla.--(BUSINESS WIRE)--December 20, 2007--Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today updated fiscal 2007 guidance in view of current market conditions. The Company has also outlined preliminary objectives for fiscal 2008.

Fiscal 2007

Based on current information, the Company now estimates flat comparable restaurant sales for fiscal 2007, versus previous expectations of +0.5% to +1.5%. Fourth quarter 2007 to-date comparable restaurant sales are down approximately 4.0%, and have been negatively affected by continued pressures from the overall macro environment. This has manifested itself in reduced traffic as well as a softer average check driven in part by lower year-over-year pricing for the period.

Company-wide restaurant operating weeks for fiscal 2007 are expected to increase by 21.7%, with non-comparable restaurants representing roughly 25% of the total. The Company has narrowed its expectations for food and beverage costs, as a percentage of restaurant sales, to approximately 32.0%, the midpoint of the previously guided 31.8% and 32.2% range. This represents a 30 basis point reduction versus fiscal 2006. However, comparable restaurant operating margins are anticipated to be 80 basis points lower than fiscal 2006, with non-comparable and newly opened restaurants generating operating margins that averaged 400 basis points below their comparable restaurant peers.

The Company met its original Company-owned restaurant expansion goals for fiscal 2007, with the opening of eight locations, and exceeded its franchise goals with the opening of nine franchised locations. This compares to its November 6, 2007 outlook of seven and eight restaurant openings, respectively. The accelerated opening of a Company-owned restaurant in West Palm Beach, Florida, on December 19, 2007, which had until recently been scheduled to open in fiscal 2008, will result in approximately $0.02 per diluted share in pre-opening related costs during the fourth quarter of 2007.

In addition, during the fourth quarter of 2007, the Company will incur approximately $0.02 per diluted share in costs related to the proposed Mitchell's Fish Market acquisition, which could not be quantified previously, as well as an incremental "mark to market" non-cash charge of $0.02 per diluted share to interest expense related to an interest rate swap.

As a result of the aforementioned considerations, which center primarily around the current sales environment, and to a lesser extent unforeseen costs, the Company is revising its fiscal year 2007 diluted earnings per share guidance, on a GAAP basis, to between $0.79 and $0.81, including the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R). This compares to a previous diluted earnings per share range of between $0.92 and $0.95. Total revenues from continuing operations, including franchise and other income, are now expected to be between $320.0 and $322.0 million for the 52-week fiscal 2007 versus $271.5 million for the 53-week fiscal 2006.

Fiscal 2008

For fiscal 2008, the Company anticipates increasing Company-wide restaurant operating weeks of its Ruth's Chris Steak House restaurants by approximately 15%. In addition, the Company anticipates the opening of approximately six to seven Company-owned and six to eight franchised Ruth's Chris Steak House locations, as well as two to three Mitchell's Fish Market locations. The acquisition of Mitchell's Fish Market is expected to close in the first quarter of 2008. Given the uncertainty of the current environment, comparable restaurant sales are estimated to be between (2.0%) and 0.0%, with continued pressure through at least the first half of fiscal 2008.

Non comparable restaurant operating weeks are expected to decrease to 20% from 25% as a percentage of the total in fiscal 2008, with an additional operating level margin impact of 50 basis points. Cost of sales, as a percentage of restaurant sales, is expected to be within the long-term range of 31.8% to 32.3%. G&A expense is expected to be flat on a dollar per operating week basis compared fiscal 2007. The Company also plans to undertake seven major remodeling projects in fiscal 2008, which will cause negative short-term sales and profit impact in these restaurants.

Based on these factors, and the uncertainty surrounding current market conditions, the Company expects that fiscal 2008 GAAP profitability, including the benefit from the proposed acquisition of Mitchell's Fish Market, will be below its long-term diluted earnings per share growth target of 17.5%. More specific guidance metrics will be released with the announcement of the Company's fourth quarter and fiscal 2007 results in February 2008.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, stated, "Our fourth quarter sales shortfall is the primary factor behind our lowered earnings guidance for fiscal 2007, as we believe we are effectively controlling manageable costs. Although we have a number of initiatives underway to spur guest traffic, we do not foresee a meaningful industry-wide turnaround from current trends until at least the second half of fiscal 2008, when year-over-year comparisons ease."

Miller continued, "While we recognize that both consumer sentiment and spending pressures will continue to weigh on our sales results next year, there are a number of positive factors that we believe will impact the business. These include incremental revenue and margin contributions from our 2007 restaurant opening class, newly remodeled comparable restaurant locations and acquired franchised units, as well as continued momentum from our private dining business. In addition, our current outlook for beef costs and G&A suggests little to no margin pressure. Finally, there are still opportunities for enhanced cash on cash returns, such as selectively refurbishing older units, but we will pursue these options on a case by case basis. Finally, despite short-term challenges, we are confident with our strategic position in the marketplace and the completion of the Mitchell's acquisition early in 2008. We believe both of our brands have significant, long term growth potential."

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 118 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding annual guidance and projected new restaurant openings, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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